Exhibit 10.6

July 30, 2004

Lee Chen,

I am pleased to confirm the offer for you to join RAKSHA Networks, Inc., a California corporation (the “Company”), as its CEO at our San Jose headquarters. This is a full-time permanent position. You will be reporting to the President of the Company.

Your starting salary will be zero U.S. dollars.

You will be granted options or the opportunity to purchase the Company’s Common Stock for certain amount to be discussed, subject to the terms and conditions of the Company’s 2004 Stock Plan. Generally speaking, those terms will include, in your case, among other things, vesting as to 1/4 of the shares after 1 year of employment, and an additional 1/48th of the shares at the end of each additional month thereafter.

Your starting date will be August 25, 2004. Please confirm your acceptance by signing a copy of this letter below and confirming your first date of employment

I look forward to a favorable reply and to welcoming you to RAKSHA Networks, Inc.

Sincerely,

/s/ Lee Chen
Lee Chen
President

Acknowledged and Accepted:

/s/ Lee Chen
Lee Chen

Date:	8/4/2004

Start Date:	8/25/2004